JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement") is made as of the 1st day of March, 2010 between ATLAS CAPITAL HOLDINGS, INC., a Nevada corporation having its principal place of business at 2334 North Federal Highway Boca Raton, Florida 33431(“Atlas”) and CLEAN ENERGY PATHWAYS, INC. a Nevada corporation having its principal place of business at 1521 West Main Street, Dothan Alabama (“CEP”). Atlas and CEP are hereby collectively referred to herein as the "Joint Venturers".

WHEREAS, Atlas is a business-consulting firm that also raises capital for its corporate clients throughout the U.S. and Asia and CEP is a clean energy production company specializing in producing clean renewable fuel for its customers;

WHEREAS, the Joint Venturers desire to enter into this Agreement to collaborate on providing each of their services to clients that both Atlas and CEP indentify as potential clients of the Joint Venture as defined below;

WHEREAS, CEP and Atlas believe it is in their mutual economic interests to form a joint venture for purposes of developing and acquiring technologies that may be used in the production of clean renewable fuel and also to develop medium-size and large scale solar and wind energy projects that in order to sell energy to large to medium size utility companies as more fully described in this Agreement (the “Business”)

WHEREAS, each Joint Venturer believes that this Agreement is fair and equitable and performance of this Agreement by the Joint Venture will be of great benefit to Atlas and to CEP;

NOW, THEREFORE, in order to set forth the respective rights, interests, duties and obligations to each other, the Joint Venturers agree as follows:

1.           PURPOSE, JOINT VENTURE NAME AND STRUCTURE

1.1         The Joint Venturers hereby enter into this Joint Venture ("Joint Venture") for the purpose of operating the Business.  The Joint Venturers understand that the intent of the Business is to (i) develop and acquire technologies that may be used in the production of clean renewable fuel and also to develop medium-size and large scale solar and wind energy projects that in order to sell energy to large to medium size utility companies; (ii) to raise capital for the Business from investors; and (iii) structure mutually beneficial joint ventures between clients looking to purchase energy from the projects that the Joint Ventures have developed and other companies.

1.2         The Joint Venturers will not form a new entity to engage in the Business. Instead, each of Atlas and CEP she maintain there current corporate structures and shall both provide sufficient resources to explore a merger between both companies. The Joint Venturers will explore a potential merger between their two companies over the course of 90 days from the date of this Agreement. After which, the Joint Venturers shall decide whether they will agree to merger both companies into one entity to pursue the Business of the Joint Venture. Atlas and CEP shall have the equity interests in the Joint Venture as described in Article III of this Agreement.  The above structure is hereinafter included in any reference to the Joint Venture.  Although the Joint Venture will consist of two separate legal entities, it is the intention of the parties hereto that the Joint Venture shall operate in an integrated manner.

2.           RELATIONSHIP OF THE JOINT VENTURERS

2.1         Nothing contained in this Agreement shall be construed to create a partnership between the Joint Venturers or give rise to any agency relationship except as specifically necessary and set forth in this Agreement.

2.2         Nothing contained in this Agreement shall create or be interpreted or construed so as to create any permanent relationship between the Joint Venturers or limit their respective rights to carry on their individual businesses for their own benefit, including other work, which does not relate to the Business.

3.           GOOD FAITH

3.1         Generally.  Each party covenants to operate in good faith, and to use its best efforts to develop the Business to the best advantage of the Joint Venture.  If either party amends its charter then that amendment to the charter documents and other governing documents of each Joint Venturer will contain terms, which are consistent with the terms of this Agreement.

4.           INTEREST OF THE PARTIES

4.1         The interests and shares of the Joint Venturers in and to the assets and property of the Joint Venture, any revenues, profits, losses and tax benefits which may be derived from the performance of the Business and the obligations and liabilities of each of the Joint Venturers as among themselves in connection with the Joint Venture, and with respect to any and all liabilities in connection therewith, shall be in the following proportions:

ATLAS	50%
CEP	50%

4.2         The Joint Venturers agree that not less than 50 percent of the net profits earned by the Joint Venture shall be distributed to Atlas and 50 percent to CEP.

5.           JOINT VENTURE MANAGEMENT AND MANAGING MEMBERS

5.1         The performance of work, and the operations and activities of the Joint Venture in connection therewith, shall be carried out under the general management and direction of a Management Committee (the "Management Committee") consisting of two members from CEP and two members from Atlas.  Each Joint Venturer shall have one (1) vote on any matter brought before the Management Committee.

5.2         The salaries of each member of the Management Committee shall be borne by the respective Joint Venturer appointing such member.

5.3         Each Joint Venturer may change its representative on the Management Committee at any time by giving written notice to that effect to the other Joint Venturer.

5.4         For any meeting of the Management Committee, a quorum shall be comprised of 2 representatives, one from each Joint Venturer. All decisions, determinations, approvals, consents or other actions shall be determined by vote of the Management Committee but in the event of disagreement a third party will be used to resolve the issues.

5.5         Regular meetings of the Management Committee will be held at such intervals and times as deemed appropriate by the Committee for the needs of the Business and operation of the Joint Venture.  In addition, any member of the Committee may call a special meeting of the Committee at any time by giving written or telephonic notice at least two (2) days prior to the meeting, unless such period of notice is reduced or waived by representatives of both Joint Venturers. The Management Committee shall consider any matter submitted by any of its members.

5.6         A meeting may be conducted by telephone without prior notice in an emergency, and this method may also be used when such procedure would be expedient for matters needing prompt attention as collectively determined by a Committee member of each Joint Venturer.

6.           MANAGEMENT COMMITTEE AUTHORITY

6.1         The Management Committee shall have full authority to (a) review and approve engagements; (b) approve engagement agreements and fees; (c) arrange for and supervise the negotiation of the engagement; (d) call for and require all necessary capital contributions; (e) arrange for prosecution, defense and settlement of any third party claim or lawsuit by or against the Joint Venture arising out of performance of the Business; (f) establish and administer a special bank account for deposits to the Joint Venture and withdrawal of expenses incurred by the Joint Venture; and disbursements of profits upon with winding up of the Joint Venture; (g) approve all major changes in the scope of each client engagement; (h) authorize loans to the Joint Venture; (i) approve major subcontracts; (j) wind up the business affairs of the Joint Venture; and (k) secure bonds and insurance for the Joint Venture as necessary or appropriate.

6.3         All Management Committee members shall have the authority to execute all required project documentation with the exception of bank checks that will require a dual signature, one from each of the Joint Venturers. Check signatories may vary from Management Committee members.

7.           JOINT VENTURE BANK ACCOUNT AND FUNDS OF THE JOINT VENTURE

7.1         The Management Committee may but is not required to establish and administer a special bank account in the name of the Joint Venture (“Operating Account”) in such bank as the Management Committee shall deem appropriate. All capital, including capital contributions, of the Joint Venture and all funds received by the Joint Venture from any source shall be deposited in such bank account or accounts, and such accounts shall be subject to the control of the Management Committee.  All checks drawn on the Operating Account or any other withdrawal shall require two (2) signatures, one from each Joint Venturer.  Each Joint Venturer may designate the person or persons who may sign on its behalf.  All expenses incurred and approved for payment by the Management Committee will be paid from the Operating Account. The Management Committee may require the bonding of any person or persons authorized to draw upon the funds of the Joint Venture.

7.2         The Management Committee may cause funds of the Joint Venture to be invested with interest as deemed appropriate by the Management Committee.

7.3         CEP shall contribute $100,000 to Atlas as an initial engagement fee which shall be used by Atlas in furtherance of hiring personnel to assist with the Business and provide for the execution of other objectives on behalf of the Joint Venture.

8.           BOOKS OF ACCOUNT AND INSURANCE

8.1 CEP shall maintain the Joint Venture books of accounts, vouchers, contracts, inventory, supplies, equipment, property and other data and administrative records of the Joint Venture (“Joint Venture Records”).  CEP shall maintain adequate and complete Joint Venture Records and books of account on a calendar-year basis. Atlas shall prepare and submit quarterly statements, cost reports, summaries and other financial data, in forms and at times specified by the Management Committee.

8.2         The Joint Venturers shall determine the amount, type and limits of insurance coverage needed to protect the Joint Venture and Joint Venturers against any risk of loss that will be assumed by the Joint Venture.

9.           PROFITS OR LOSSES

9.1         The net operating income and net operating loss of the Joint Venture shall be allocated between and shared by the Joint Venturers in proportion to their percentage ownership interests in the Joint Venture.

10.         LIMITATION OF LIABILITY

10.1               In no event shall any Joint Venturer be liable to any other Joint Venturer or the Joint Venture, in contract, tort or otherwise (including negligence, warranty and strict liability) for any special, indirect or consequential damages including, without limitation, loss of revenues or profits, cost of capital, loss of goodwill or similar damages.

11.         NOTICES

Any notice which is required or permitted to be given under any provision of this Agreement, except notices of special meetings of the Management Committee as provided in Section 5 (Management Committee), shall be given in writing and shall be delivered either in person or by registered or certified mail, by telegram or cable, and shall be deemed effective if and when received by the party to be notified at such party's address as set forth below. Each Joint Venturer may, by written notice to the other Joint Venturer as provided in this Section, change its address for receiving such notices.

Atlas Capital Partners, LLC 2334 North Federal Highway Suite 330 Boca Raton, Florida 33431 561-488-7624	Clean Energy Pathways, Inc. 1521 West Main St. Dothan, AL, 36301 888-412-9787

12.         TERM OF THE JOINT VENTURE

This Agreement is effective as of the date hereof and shall remain in effect indefinitely, until terminated by mutual agreement of the parties or upon termination of the Joint Venture contemplated hereby.  The sale or transfer of either party’s shares of stock in the Venture Companies shall not operate so as to terminate this Agreement.

13.         BEST EFFORTS.

Each Joint Venturer shall use its best efforts to carry out the purposes of this Agreement, to cooperate with the Joint Venturer fully; and to attend all meetings of the Management Committee to the end that the business affairs of the Joint Venture shall be conducted in an orderly and businesslike manner. In no event shall the existence of any dispute excuse either party from the full and faithful performance of this Agreement.

14.        Disputes, Governing Law and Jurisdiction.
This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws in effect in the State of Florida and in accordance with all applicable Federal laws. The Parties shall, in good faith, expend commercially reasonable efforts to resolve amicably any claim or dispute as to any matter arising out of, or relating to, this Agreement  (“Dispute”).  If the Parties are unable to resolve the Dispute then such Dispute or other matters in question between the Parties arising out of or relating to this Agreement, or breach thereof, shall be subject to and decided by a national dispute resolution provider selected by the Parties. Judgment on the arbitration award may be entered in any Florida court having jurisdiction. Each party shall bear its own costs of such arbitration.

15.         MISCELLANEOUS

15.1       No Waiver. Neither the failure of any Venturer to exercise any power given to such Venturer under this Agreement or to insist upon strict compliance by the other Venturer with such other Venturer's obligations under this Agreement, nor any custom or practice of the Venturers at variance with the terms hereof, shall constitute a waiver of any Venturer's right to demand exact, full and complete compliance by the other Venturer with the terms and provisions of this Agreement.

15.2       Confidentiality.  During the term of this Joint Venture, each Venturer shall consider all information provided by the other Venturer as confidential, unless such information is already in existence as common or public knowledge, and shall in no event disclose such information to any third party.

15.3       Entire Agreement. This Agreement contains and constitutes the entire agreement between the Joint Venturers with respect to the Joint Venture for the performance of services for the Business.

15.4       Severability of Invalid Provision. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under the laws of the State of Florida, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been incorporated herein and the rights of the Venturers hereto shall be construed and enforced accordingly.

15.5       Amendments. This Agreement shall not be changed, amended, modified or waived otherwise than by a written instrument signed by a duly authorized representative of each Joint Venturer.

(Signatures Follow)

IN WITNESS HEREOF, ATLAS and CEP have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ATLAS CAPITAL PARTNERS, LLC		CLEAN ENERGY PATHWAYS, INC.

By:	Christopher K. Davies	By:	J. Michael Parsons
Its:	CEO	Its:	CEO